EXHIBIT 5.1

March 6, 2024	48296.00003

2U, Inc.

7900 Harkins Road

Lanham, MD 20706

Re:	2U, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to 2U, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,113,030 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)

the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware on June 9, 2022;

(iii)	the Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company on March 6, 2024;

(iv)	the 2014 Plan and the forms of award agreements related thereto;

(v)

a certificate, dated as of February 27, 2024, from the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”); and

(vi)

copies of certain resolutions adopted by the Company’s board of directors (or a committee thereof) and approvals by the stockholders of the Company regarding the 2014 Plan, the filing of the Registration Statement and certain other matters related thereto, as certified by an officer of the Company on March 6, 2024.

2U, Inc.

March 6, 2024

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all individuals executing all agreements, instruments, corporate records, certificates and other documents; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. We have also assumed that the individual issuances, grants, awards or grants of purchase rights under the 2014 Plan will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law, the 2014 Plan, and the agreements, forms of instrument, awards and grants duly adopted thereunder. We have also assumed that upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Amended and Restated Certificate of Incorporation.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the 2014 Plan, and the applicable award agreements or forms of instrument evidencing purchase rights thereunder (including the receipt by the Company of the full consideration therefor at least equal to the par value of such Shares), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the preparation and filing of the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

2U, Inc.

March 6, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Paul Hastings LLP